UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 14, 2004

SMALL WORLD KIDS, INC.
(Exact Name Of Registrant Specified In Charter)

NEVADA	333-68532	95-388130
(State Of Incorporation)	(COMMISSION FILE NUMBER)	(IRS Employer Identification No.)

5711 Buckingham Parkway, Culver City, CA 90230
(Address Of Principal Executive Offices) (Zip Code)

(310) 645-9680
(Registrant’s Telephone Number, Including Area Code)

_________________________________________________________________

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

(b) Resignation of Director

On October 14, 2004, John Wang resigned as a director.

(d) Election of Directors

On October 14, 2004, the following persons were elected as directors of the Registrant to fill vacancies on the Board of Directors: Alex Gerstenzang, David Swartz, Carey Fitchey, Gary Adelson, Lane Nemeth, Shelly Singhal, and John Matise.

Carey Fitchey is a Senior Managing Member of St. Cloud Capital Partners L.P. (“St. Cloud”). St. Cloud loaned the Registrant $2,000,000 (the “Loan”) pursuant to the terms of a Note Purchase Agreement, dated as of September 7, 2004. The term of the Loan is one year and bears interest at a rate of 5% per annum, payable quarterly in arrears. As a condition to the loan, the Registrant agreed that until the the Loan is paid in full, Cary Fitchey will remain on the Board of Directors. The Registrant is not required to provide Mr. Fitchey with the compensation made available to its other outside directors, except that Mr. Fitchey is entitled to reimbursement for reasonable out-of-pocket expenses. Further, so long as St. Cloud owns in excess of 500,000 shares of the Registrants shares, a designee of St. Cloud, reasonably acceptable to the Registrant, shall be entitled to an observer seat on the Board of Directors.

Shelly Singhal owns 50% of SWT Investments, LLC which entity has a 45% interest in SWT, LLC. On May 20, 2004, pursuant to the terms of a Loan Agreement dated May 20, 2004, SWT, LLC loaned the Registrant $5,000,000 (the “Bridge Loan”). The term of Bridge Loan is five years and bears interest at a rate of 10% per annum, payable quarterly in arrears.

Committee assignments have not yet been determined.

The Directors will be compensated in the amount of $1,500 for each meeting attended, $1,000 for each committee meeting attended and shall be granted 40,000 stock options per year. Further, the chairman of the audit committie will receive an annual stipend of  $5,000.

No family relationships exist among the current directors and executive officers.

Except as discussed herein, during the last two (2) years, none of the newly elected directors had a direct or indirect material interest in any transaction, or proposed transactions, to which the Registrant was or is to be a party.

Item 9.01. Financial Statements and Exhibits.

Exhibits (c)
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMALL WORLD KIDS, INC.
Date: October 21, 2004	By: /s/ Debra Fine
Name: Debra Fine Title: Chief Executive Officer

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